Exhibit 99.1

Grayscale Investments Files S-3 Registration Statement for Grayscale Bitcoin Trust

STAMFORD, CT, October 19, 2023—Grayscale Investments®, the world’s largest crypto asset manager, today announced it filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 to register shares of Grayscale Bitcoin Trust (BTC) (OTCQX: GBTC) under the Securities Act of 1933, as amended (the “Securities Act”).

GBTC intends to list the shares on NYSE Arca under the symbol GBTC, and issue the shares on an ongoing basis upon approval of NYSE Arca’s application on Form 19b-4 to list the shares and effectiveness of the Form S-3 to register the shares.

The offering will be made only by means of a prospectus. A copy of the prospectus, when available, may be obtained by email from Grayscale Investments by emailing info@grayscale.com.

A registration statement relating to the shares has been filed with the SEC, but has not yet been declared effective. The shares may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares, nor shall there be any sale of the shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Grayscale Investments®

Grayscale enables investors to access the digital economy through a family of regulated and future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest crypto asset manager. Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure. Grayscale products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC).

Media Contact
Jennifer Rosenthal
press@grayscale.com